Filed by Finisar Corporation
Pursuant to Rule 425 Under the Securities Act of 1933
And deemed filed pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Finisar Corporation
Commission File No. 000-27999

EXHIBIT 99.1

Finisar Announces Third Quarter of Fiscal 2019 Financial Results

SUNNYVALE, Calif., Feb. 28, 2019 (GLOBE NEWSWIRE) -- Finisar Corporation (NASDAQ: FNSR), a global technology leader for subsystems and components for fiber optic communications, today announced financial results for third quarter of fiscal 2019, ended January 27, 2019. Finisar will not hold an earnings call, nor provide forward guidance for the fourth quarter of fiscal 2019 due to the previously announced proposed acquisition by II-VI Incorporated (NASDAQ: IIVI).

COMMENTARY

“I am pleased to report that revenues again grew over the prior quarter and gross margins also improved over the prior quarter, primarily due to favorable product mix and continued focus on reducing manufacturing overhead,” said Michael Hurlston, Finisar’s Chief Executive Officer.  “The combination of the above resulted in significant improvement in operating margins and profitability.”

FINANCIAL HIGHLIGHTS – Third Quarter Ended January 27,2019

Summary GAAP Results	Third	Second
	Quarter	Quarter
	Ended	Ended
	January 27, 2019	October 28, 2018
	(in thousands, except per share amounts)

Revenues	$327,636	$325,423
Gross margin	28.8%	26.3%
Operating expenses	$93,890	$89,788
Operating income (loss)	$533	$(4,105)
Operating margin	0.2%	(1.3)%
Net loss	$(15,301)	$(5,275)
Loss per share-basic	$(0.13)	$(0.04)
Loss per share-diluted	$(0.13)	$(0.04)

Basic shares	117,608	117,284
Diluted shares	117,608	117,284

Summary Non-GAAP Results (a)	Third	Second
	Quarter	Quarter
	Ended	Ended
	January 27, 2019	October 28, 2018
	(in thousands, except per share amounts)

Revenues	$327,636	$325,423
Non-GAAP Gross margin	30.2%	28.3%
Non-GAAP Operating expenses	$63,645	$63,559
Non-GAAP Operating income	$35,229	$28,626
Non-GAAP Operating margin	10.8%	8.8%
Non-GAAP Net income	$34,192	$30,600
Non-GAAP Income per share-basic	$0.29	$0.26
Non-GAAP Income per share-diluted	$0.29	$0.26

Basic shares	117,608	117,284
Diluted shares	119,570	118,290

_____________

(a)  In evaluating the operating performance of Finisar’s business, Finisar management utilizes financial measures that exclude certain charges and credits required by U.S. generally accepted accounting principles, or GAAP, that are considered by management to be outside of Finisar’s core ongoing operating results.  A reconciliation of Finisar’s non-GAAP financial measures to the most directly comparable GAAP measures, as well as additional related information, can be found under the heading “Finisar Non-GAAP Financial Measures” below.

Financial Statement Highlights for the Third Quarter of Fiscal 2019:

  Revenues increased by $2.2 million, or 0.7%, compared to the second quarter of fiscal 2019 as the result of increased sales of wavelength selective switches and VCSEL arrays for 3D applications, partially offset by a decline in sales of 10G and lower transceivers.

  GAAP gross margin improved from 26.3% in the second quarter to 28.8% primarily due to favorable product mix and continued focus on reducing manufacturing overhead.

  Non-GAAP gross margin improved from 28.3% in the second quarter to 30.2%.

  GAAP operating margin improved from (1.3)% of revenue in the second quarter to 0.2% due to the combination of higher revenues and improved gross margins.

  Non-GAAP operating margin improved from 8.8% in the second quarter to 10.8%.

  During the quarter, the Company redeemed approximately $257.7 million of convertible notes.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statement concerning Finisar’s expected financial performance. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. Examples of such risks include those associated with:  the uncertainty of customer demand for Finisar’s products; the rapidly evolving markets for Finisar’s products and uncertainty regarding the development of these markets; Finisar’s historical dependence on sales to a limited number of customers and fluctuations in the mix of products and customers in any period; ongoing new product development and introduction of new and enhanced products; the challenges of rapid growth followed by periods of contraction; intensive competition; the risk that our pending merger with II-VI does not close, due to the failure of one or more conditions to closing; uncertainty as to the market value of the II-VI merger consideration to be paid in the merger; the risk that required governmental or stockholder approvals of the merger (including China antitrust approval) will not be obtained or that such approvals will be delayed beyond current expectations; the risk of litigation in respect of either Finisar or II-VI or the merger; disruption from the merger making it more difficult to maintain our customer, supplier, key personnel and other strategic relationships.  Further information regarding these and other risks relating to Finisar’s business is set forth in Finisar’s annual report on Form 10-K (filed June 15, 2018) and quarterly SEC filings.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a global technology leader in optical communications, providing components and subsystems to networking equipment manufacturers, data center operators, telecom service providers, consumer electronics and automotive companies.  Founded in 1988, Finisar designs products that meet the increasing demands for network bandwidth, data storage and 3D sensing subsystems. The company is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. Visit our website at www.finisar.com.

FINISAR FINANCIAL STATEMENTS The following financial tables are presented in accordance with GAAP.

Finisar Corporation
Consolidated Statements of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	Jan 27, 2019	Jan 28, 2018	Jan 27, 2019	Jan 28, 2018	Oct 28, 2018
Revenues	$327,636	$332,403	$970,395	$1,006,414	$325,423
Cost of revenues	232,717	243,724	708,116	705,009	239,244
Amortization of acquired developed technology	496	611	1,488	1,833	496
Gross profit	94,423	88,068	260,791	299,572	85,683
Gross margin	28.8%	26.5%	26.9%	29.8%	26.3%
Operating expenses:
Research and development	51,274	59,888	167,008	178,488	52,674
Sales and marketing	12,170	11,913	37,077	36,494	12,427
General and administrative	14,973	19,739	40,448	47,310	12,832
Start-up costs	15,136	638	34,108	638	11,419
Amortization of purchased intangibles	337	666	1,413	2,039	436
Impairment of long-lived assets	-	1,353	-	1,353	-
Total operating expenses	93,890	94,197	280,054	266,322	89,788
Income (loss) from operations	533	(6,129)	(19,263)	33,250	(4,105)
Interest income	5,333	3,995	16,469	11,181	5,981
Interest expense	(8,167)	(9,192)	(27,043)	(27,336)	(9,490)
Other income (expenses), net	(38)	(459)	(1,043)	(2,042)	784
Income (loss) before income taxes	(2,339)	(11,785)	(30,880)	15,053	(6,830)
Provision (benefit) for income taxes	12,962	43,874	8,185	44,996	(1,555)
Net loss	$(15,301)	$(55,659)	$(39,065)	$(29,943)	$(5,275)

Net income (loss) per share:

Basic	$(0.13)	$(0.49)	$(0.33)	$(0.26)	$(0.04)
Diluted	$(0.13)	$(0.49)	$(0.33)	$(0.26)	$(0.04)

Shares used in computing net income (loss) per share - basic	117,608	114,209	116,919	113,571	117,284
Shares used in computing net income (loss) per share - diluted	117,608	114,209	116,919	113,571	117,284

Finisar Corporation
Consolidated Balance Sheets
(in thousands)

	Jan 27, 2019	Oct 28, 2018	Jul 29, 2018	Apr 29, 2018
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$906,854	$332,138	$326,189	$312,257
Short-term investments	3,754	837,658	832,681	884,838
Accounts receivable, net	263,737	247,688	248,138	233,529
Inventories	306,864	309,500	325,846	348,527
Other current assets	44,713	51,232	54,863	56,001
Total current assets	1,525,922	1,778,216	1,787,717	1,835,152
Property, equipment and improvements, net	622,770	600,972	587,203	520,849
Purchased intangible assets, net	4,977	5,810	6,742	7,878
Goodwill	106,735	106,735	106,735	106,735
Other assets	12,185	12,250	25,179	31,721
Deferred tax assets	85,372	89,202	85,873	80,850
Total assets	$2,357,961	$2,593,185	$2,599,449	$2,583,185

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$128,594	$133,539	$149,876	$132,161
Accrued compensation	41,216	36,152	35,349	32,525
Other accrued liabilities	54,890	54,746	50,944	32,824
Deferred revenue	-	-	-	9,535
Current portion of convertible debt	-	257,067	254,150	251,278
Total current liabilities	224,700	481,504	490,319	458,323
Long-term liabilities:
Convertible debt, net of current portion	506,454	499,838	494,316	488,877
Other non-current liabilities	11,864	11,558	11,366	12,368
Total liabilities	743,018	992,900	996,001	959,568
Stockholders' equity:
Common stock	118	117	117	115
Additional paid-in capital	2,904,016	2,885,319	2,869,657	2,850,195
Accumulated other comprehensive loss	(46,645)	(57,906)	(44,356)	(14,659)
Accumulated deficit	(1,242,546)	(1,227,245)	(1,221,970)	(1,212,034)
Total stockholders' equity	1,614,943	1,600,285	1,603,448	1,623,617
Total liabilities and stockholders' equity	$2,357,961	$2,593,185	$2,599,449	$2,583,185

Note - Balance sheet amounts as of April 29, 2018 are derived from the audited consolidated financial statements as of that date.

FINISAR NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Finisar provides the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission: non-GAAP gross profit, non-GAAP operating income, non-GAAP income and non-GAAP net income per share. These non-GAAP financial measures are supplemental information regarding Finisar’s operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or that occur relatively infrequently and/or that management considers to be outside of our ongoing core operating results.   Management believes that tracking non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per share provides management and the investment community with valuable insight into our ongoing core current operations, our ability to generate cash and the underlying business trends that are affecting our performance.  These non-GAAP measures are used by both management and our Board of Directors, along with the comparable GAAP information, in evaluating our current performance and planning our future business activities.  In particular, management finds it useful to exclude non-cash charges in order to better correlate our operating activities with our ability to generate cash from operations and to exclude certain cash charges as a means of more accurately predicting our liquidity requirements.  We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry.

In calculating non-GAAP gross profit in this release, we have excluded the following items from cost of revenues in applicable periods in this release:

  Amortization of acquired technology (non-cash charges related to technology obtained in acquisitions);
  Stock-based compensation expense (non-cash charges);
  Impairment of long-lived/intangible assets (non-cash charges);
  Reduction in force costs and other restructuring charges (non-core cash charges);
  Acquisition related retention payments (non-core cash charges); and
  Inventory write-off related to discontinued products (non-cash charges).

In calculating non-GAAP operating income in this release, we have excluded the same items to the extent they are classified as operating expenses, and have also excluded the following items in applicable periods in this release:

  Discontinued product services fee (non-core cash charges);
  Acquisition related costs (non-core cash charges);
  Litigation settlements and resolutions and related costs (non-core cash charges);
  Amortization of purchased intangibles (non-cash charges); and
  Start-up cash costs related to our Sherman VCSEL fab until we begin commercial production.

In calculating non-GAAP income and non-GAAP income per share in this release, we have also excluded the following items in applicable periods in this release:

  Imputed interest expenses on convertible debt (non-cash charges);
  Imputed interest related to restructuring (non-cash charges);
  Other interest income (non-core benefits);
  Gains and losses on sales of assets and other miscellaneous (non-cash losses and cash gains related to the periodic disposal of assets no longer required for current activities);
  Loss (gain) related to minority investment (non-core charges or benefits);
  Dollar denominated foreign exchange transaction losses (gains) (non-cash charges or benefits); and
  Amortization of debt issuance costs (non-cash charges).

In addition, in this release we have adjusted non-GAAP income and non-GAAP income per share for the difference between GAAP income taxes and non-GAAP income taxes.

A reconciliation of this non-GAAP financial information to the corresponding GAAP information is set forth below:

Finisar Corporation
Reconciliation of Results of Operations under GAAP and non-GAAP
(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	Jan 27, 2019	Jan 28, 2018	Jan 27, 2019	Jan 28, 2018	Oct 28, 2018
GAAP to non-GAAP reconciliation of gross profit:
Gross profit - GAAP	$94,423	$88,068	$260,791	$299,572	$85,683
Gross margin - GAAP	28.8%	26.5%	26.9%	29.8%	26.3%
Adjustments:
Cost of revenues
Amortization of acquired technology	496	611	1,488	1,833	496
Stock compensation	4,248	2,918	11,547	9,212	3,493
Impairment of long-lived/intangible assets	62	-	79	-	17
Reduction in force costs	544	7	2,685	632	1,659
Acquisition related retention payment	(5)	26	28	93	21
Write off of discontinued product inventory	(894)	3,448	1,593	3,448	816
Total cost of revenues adjustments	4,451	7,010	17,420	15,218	6,502
Gross profit - non-GAAP	98,874	95,078	278,211	314,790	92,185
Gross margin - non-GAAP	30.2%	28.6%	28.7%	31.3%	28.3%

GAAP to non-GAAP reconciliation of operating income (loss):
Operating income (loss) - GAAP	533	(6,129)	(19,263)	33,250	(4,105)
Operating margin - GAAP	0.2%	-1.8%	-2.0%	3.3%	-1.3%
Adjustments:
Total cost of revenues adjustments	4,451	7,010	17,420	15,218	6,502
Total operating expense adjustments
Operating expenses - GAAP	93,890	94,197	280,054	266,322	89,788
Research and development
Reduction in force costs and other restructuring	186	792	8,182	907	972
Acquisition related retention payment	(5)	44	41	108	17
Stock compensation	5,683	6,073	17,820	18,302	5,962
Discontinued product service fees	-	-	921	-	608
Sales and marketing
Reduction in force costs	32	-	716	(12)	282
Acquisition related retention payment	-	-	-	(2)	-
Stock compensation	2,012	1,892	6,179	5,975	2,021
General and administrative
Reduction in force costs and other restructuring	190	460	966	830	257
Stock compensation	3,542	9,888	9,761	15,956	3,202
Acquisition related costs	3,086	(25)	4,081	19	997
Litigation settlements and resolutions and related costs	-	-	88	-	25
Amortization of purchased intangibles	337	666	1,413	2,039	436
Startup costs	15,136	638	34,108	638	11,419
Impairment of long-lived assets/intangible assets	46	1,394	263	1,394	31
Total operating expense adjustments	30,245	21,822	84,539	46,154	26,229
Operating expenses - non-GAAP	63,645	72,375	195,515	220,168	63,559
Operating income - non-GAAP	35,229	22,703	82,696	94,622	28,626
Operating margin - non-GAAP	10.8%	6.8%	8.5%	9.4%	8.8%

GAAP to non-GAAP reconciliation of income (loss) before income taxes:
Income (loss) before income taxes - GAAP	(2,339)	(11,785)	(30,880)	15,053	(6,830)
Adjustments:
Total cost of revenues adjustments	4,451	7,010	17,420	15,218	6,502
Total operating expense adjustments	30,245	21,822	84,539	46,154	26,229
Other interest income	(13)	(14)	(13)	(14)	-
Non-cash imputed interest expenses on convertible debt	6,940	7,739	22,921	22,970	8,054
Imputed interest related to restructuring	15	25	53	83	18
Other (income) expense, net
(Gain) / loss on sale of assets and other miscellaneous	85	(79)	(42)	(158)	(50)
Loss related to impairment of minority investments	-	-	399	2,347	399
Foreign exchange transaction (gain) or loss	200	698	814	(318)	(1,307)
Amortization of debt issuance cost	308	385	1,078	1,155	385
Total interest and other adjustments	7,535	8,754	25,210	26,065	7,499
Income before income taxes - non-GAAP	39,892	25,801	96,289	102,490	33,400

GAAP to non-GAAP reconciliation of net income (loss):
Net loss - GAAP	(15,301)	(55,659)	(39,065)	(29,943)	(5,275)
Total cost of revenues adjustments	4,451	7,010	17,420	15,218	6,502
Total operating expense adjustments	30,245	21,822	84,539	46,154	26,229
Total interest and other adjustments	7,535	8,754	25,210	26,065	7,499
Income tax provision adjustments	7,262	40,874	(2,015)	37,146	(4,355)
Total adjustments	49,493	78,460	125,154	124,583	35,875
Net income - non-GAAP	$34,192	$22,801	$86,089	$94,640	$30,600

Non-GAAP net income for diluted earnings per share calculation
Net income - non-GAAP	$34,192	$22,801	$86,089	$94,640	$30,600
Add: interest expense for dilutive convertible notes	-	-	-	-	-
Adjusted net income - non-GAAP	$34,192	$22,801	$86,089	$94,640	$30,600

Basic non-GAAP income per share
GAAP earnings per share	$(0.13)	$(0.49)	$(0.33)	$(0.26)	$(0.04)
Impact of all non-GAAP adjustments	$0.42	$0.69	$1.07	$1.09	$0.30
Non-GAAP earnings per share	$0.29	$0.20	$0.74	$0.83	$0.26

Diluted non-GAAP income per share
GAAP earnings per share	$(0.13)	$(0.49)	$(0.33)	$(0.26)	$(0.04)
Impact of all non-GAAP adjustments	$0.42	$0.69	$1.06	$1.07	$0.30
Non-GAAP earnings per share	$0.29	$0.20	$0.73	$0.81	$0.26

Shares used in computing non-GAAP income per share
Basic	117,608	114,209	116,919	113,571	117,284
Diluted	119,570	115,661	118,617	116,138	118,290

Finisar-F

Investor Contact:	Press contact:
Kurt Adzema	Victoria McDonald
Chief Financial Officer	Director, Corporate Communications
408-542-5050 or Investor.relations@finisar.com	408-542-4261

Additional Information and Where to Find It

In connection with the proposed acquisition of Finisar Corporation (the “Company”) by II-VI Incorporation (“Parent”) pursuant to the terms of an Agreement and Plan of Merger by and among the Company, Parent and Mutation Merger Sub Inc. (“Merger Subsidiary”), Parent has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Form S-4”) that contains a proxy statement of the Company and a proxy statement and prospectus of Parent, which joint proxy statement/prospectus has been mailed or otherwise disseminated to the Company’s stockholders.  Investors are urged to read the joint proxy statement/prospectus (including all amendments and supplements) because they contain important information.  Investors may obtain free copies of the joint proxy statement/prospectus, as well as other filings containing information about the Company and Parent, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of these documents may also be obtained for free from the companies’ web sites at www.finisar.com and www.ii-vi.com.

Participants in Solicitation

The Company, Parent and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction.  Information about the Company’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on June 15, 2018, and the proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on July 26, 2018. Investors may obtain more detailed information regarding the direct and indirect interests of Parent, the Company and their respective executive officers and directors in the acquisition by reading the definitive joint proxy statement/prospectus regarding the transaction, which was filed with the SEC on February 8, 2019.

Forward Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Parent’s proposed acquisition of the Company, the Company’s expected financial performance, as well as the Company’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the Company may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement.  In addition, please refer to the documents that the Company files with the SEC on Forms 10-K, 10-Q and 8-K. The filings by the Company identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. All forward-looking statements speak only as of the date of this written communication or, in the case of any document incorporated by reference, the date of that document. The Company is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.